AMENDMENT
                          To the Amended Agreement and
                             Declaration of Trust of
                        Pioneer Variable Contracts Trust

         The undersigned, being at least a majority of the Trustees of Pioneer Variable Contracts Trust, a Delaware business trust (the "Trust") do hereby amend the Agreement and Declaration of Trust dated September 16, 1994, as amended as of (the "Declaration"), as follows, such amendments to become effective on the date hereof:

         Pursuant to Article IX, Section 8 of the Declaration, the following is added to the list of the series of the Trust set forth at the end of the second sentence of Article 5, Section 1:

                          "Strategic Income Portfolio."


         IN WITNESS WHEREOF, the undersigned being all the Trustees of the Trust have executed this instrument as of May __, 1999.


John F. Cogan, Jr.                           Marguerite A. Piret
as trustee and not individually              as trustee and not individually


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Richard H. Egdahl, M.D.                      David D. Tripple
as trustee and not individually              as trustee and not individually



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                                             Stephen K. West
                                             as trustee and not individually



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